Exhibit 99.1

PRESS RELEASE

For more information, contact:

Paul B. Toms Jr., Chairman, Chief Executive Officer and President;

E. Larry Ryder, Executive Vice President and Chief Financial Officer;

Lewis Canter, Vice President-Manufacturing 276-232-2133;

or Kim D. Shaver, Vice President-Marketing Communications

336-454-7088.

For immediate release: January 17, 2007

Hooker Furniture to Exit Domestic Wood Furniture Manufacturing

Company will close last wood furniture production plant in Martinsville, Va.

Martinsville, Va.: Hooker Furniture (Nasdaq CM: HOFT) announced today that it plans to close its last remaining wood furniture plant here by the end of March 2007.

The move results from a continuing trend of decreased order and sales rates for the Company’s domestically produced wood furniture and increased demand and sales for its imported wood and metal furniture. The trend at Hooker, one of the nation’s largest sources for residential wood furniture, reflects the shift of furniture production offshore throughout the industry. The Company expects to reduce fixed operating expenses by $2.8 to $3.5 million annually by closing the Martinsville facility.

“It is sad to see Hooker’s wood furniture manufacturing era come to an end and to close the factory that has been the workplace for so many fine employees since our beginnings in 1924,” said Paul B. Toms Jr., chairman, chief executive officer and president.

“It has never been our desire or intention to exit domestic wood furniture manufacturing,” he said, adding, “We have reacted to the demand of our retail customers and the consumer for high-value imported products and the changing business model in our industry.” Since 2003, Hooker has closed a domestic wood furniture plant each year as its product mix has increasingly shifted toward imported wood and metal furniture.

“While we come to the close of one era, we see a bright future as we embark on a new era in our history,” Toms said. “We believe it is in the best long-term interest of our shareholders, customers and remaining employees to focus on what we do well. Our transition to a marketing, logistics and global sourcing business model for wood and metal furniture is now complete. We can head into the future concentrating on what we do best, what we are known for and what we can do most profitably, and that is offering high-value imported wood and metal furniture, and domestic and imported upholstered furniture,” he said.

The Martinsville plant employs approximately 280 employees, representing about 27% of the Company’s total workforce, and produces bedroom and home entertainment furniture. The facility is part of a 760,000-square-foot manufacturing and warehouse complex located next to the Company’s headquarters in Martinsville. While the plant will close by late March, the Company expects the warehouse operations will continue for the foreseeable future. “Due to current inventory levels, the Company expects no impact in the near term on delivery schedules to dealers,” Toms said.

Going forward, the Company will now operate approximately 2.8 million square feet of factory and distribution space, excluding the Martinsville manufacturing and warehouse complex. The Company will continue to operate its corporate headquarters and central distribution center here, along with two upholstery assembly plants and two upholstery supply plants operated by its Bradington-Young subsidiary in North Carolina, and multiple warehouses located in Virginia, North Carolina and China.

“The employees at our Martinsville plant are hard-working and have a long, loyal tenure with the Company,” Toms said. “They have been patient and flexible as we have struggled to create demand for our domestically produced wood furniture. It is through no fault of theirs that we have had to exit domestic wood furniture manufacturing.”

“Hooker will offer a severance package to the affected employees,” said Jack R. Palmer, vice president – human resources. “In addition to the severance package, eligible Martinsville employees will be entitled to receive distributions from the Company’s retirement plans, including Hooker’s Employee Stock Ownership Plan. Employees also will be eligible for placement counseling under Trade Act programs that provide assistance to trade-affected workers.” The Company has no plans to transfer any of the Martinsville employees to other locations.

In connection with the closing, Hooker expects to record total restructuring and related asset impairment charges of $7.0 to $7.8 million pretax ($4.3 to $4.8 million after tax, or $0.36 to $0.40 per share) as follows:

•	Asset impairment charges of $3.9 to $4.3 million pretax ($2.4 to $2.6 million after tax, or $0.20 to $0.22 per share) to write down the facility’s real and personal property to estimated fair market value will be recorded in the 2006 fourth quarter;

•	Severance and benefit costs of $2.2 to $2.5 million and other restructuring expenses of $380,000 to $420,000, totaling $2.6 to $2.9 million pretax ($1.6 to $1.8 million after tax, or $0.13 to $0.15 per share) will be recorded in January 2007, during the Company’s two-month transition period. As previously announced, this transition period results from the change to a January year-end from the Company’s current November 30th year-end. The first full year under the new fiscal calendar will begin January 29, 2007 and end February 3, 2008; and

•	Disassembly costs and similar expenses of $550,000 to $625,000 will be expensed as incurred.

Ranked among the nation's top 10 largest publicly traded furniture providers based on 2005 shipments to U.S. retailers, Hooker Furniture is an 82-year old importer and manufacturer of residential wood, metal and upholstered furniture. The Company's principal customers are home furnishings retailers who are broadly dispersed throughout North America. Major furniture categories include home entertainment and wall units, home office, casual and formal dining, bedroom, bath furnishings, accent, occasional and motion and stationary leather and fabric upholstered furniture. With approximately 1,000 employees, the Company operates three manufacturing plants, two supply plants, several distribution centers, warehouses, showrooms and a corporate office in Virginia and

North Carolina. The Company's stock is listed on the NASDAQ Capital Market under the symbol HOFT, and closed at $15.31 per share on January 17, 2007. Please visit our websites at www.hookerfurniture.com and www.bradington-young.com.

Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to: domestic and international competition in the furniture industry; general economic or business conditions, both domestically and internationally; the cyclical nature of the furniture industry; achieving and managing growth and change and the risks associated with acquisitions, restructurings, strategic alliances and international operations; supply, transportation and distribution disruptions or delays affecting imported and domestically manufactured products; adverse political acts or developments in, or affecting, the international markets from which the Company imports products, including duties or tariffs imposed on products imported by the Company; changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of the Company’s imported products; risks associated with distribution through retailers, such as non-binding dealership arrangements; risks associated with manufacturing operations, such as fluctuations in the price of key raw materials, including lumber and leather, and environmental matters; and capital requirements and costs.

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